                                                                     Exhibit 4.4

           THIRD AMENDMENT TO ASSET BASED LOAN AND SECURITY AGREEMENT
           ----------------------------------------------------------

         THIS AMENDMENT TO ASSET BASED LOAN AND SECURITY AGREEMENT, dated as of June ____, 2001 (this "Amendment") is entered into by and between MAZEL STORES, INC. ("Stores") an Ohio corporation, ODD-JOB ACQUISITION CORP. ("Odd-Job"), a Delaware corporation, and HIA TRADING ASSOCIATES, a New York General Partnership, jointly and severally (collectively, "Borrower"), whose mailing addresses are 31000 Aurora Road, Solon, Ohio 44139, and THE PROVIDENT BANK ("Agent"), an Ohio banking corporation, whose mailing address is 1111 Superior Avenue, Cleveland, Ohio 44114-2522, LASALLE BANK NATIONAL ASSOCIATION ("LaSalle"), a national banking association whose mailing address is 135 South LaSalle Street, Chicago, Illinois 60603, and NATIONAL CITY BANK ("NCB," and together with Agent and LaSalle, collectively "Lenders"), a national banking association whose mailing address is National City Center, P.O. Box 5756, Loc. 2104, Cleveland, Ohio 44101-0756.

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, Borrower and Lenders are parties to that certain Asset Based Loan and Security Agreement dated as of March 10, 1998, as amended by that certain First Amendment to Asset Based Loan and Security Agreement dated as of July 31, 1999 and that certain Second Amendment to Asset Based Loan and Security Agreement dated as of May 15, 2000 (collectively, the "Original Agreement");

         WHEREAS, Borrower and Lenders have agreed to amend the Original Agreement in order to modify certain terms and conditions contained in the Original Agreement as more specifically described herein and subject to the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, Borrower and Lenders agree as follows:

SECTION 1. AMENDMENT TO ANNEXES AND EXHIBITS.

         ANNEX 1-A to the Original Agreement sets forth each Lender's Revolving Credit Commitment and Term Loan Commitment. ANNEX 1-A to the Original Agreement is hereby amended by deleting such Annex in its entirety and substituting ANNEX 1-B in the form attached hereto and incorporated herein by reference.

SECTION 2. AMENDMENT TO DEFINITIONS.

         (a) The definition of "Borrowing Base" appearing in Section 1.8 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "1.8 BORROWING BASE shall mean the sum of (A) the lesser of (x) sixty percent (60%) of the cost or market value, whichever is lower, or (y) eighty-five percent (85%) of the net recovery value as determined by the most recent quarterly appraisal of Eligible Inventory (as adjusted weekly for purchases and sales and including Retail Inventory), PLUS (B) eighty-five percent (85%) of the outstanding amount of Eligible Accounts, PLUS (C) the amount of collected funds in the Cash Collateral Account, MINUS (D) Reserves (as defined in and calculated in accordance with Section
                           1.53 hereof)."

         (b) The definition of "Debt Service Ratio" appearing in Section 1.13 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "1.13 DEBT SERVICE RATIO shall mean the ratio of (a) the sum of (i) EBITDA MINUS (ii) cash taxes paid MINUS (iii) capital expenditures to (b) the sum of
                           (i) Borrower's interest expense PLUS (ii) Borrower's scheduled principal payments MINUS (iii) amortization of costs and fees payable by Borrower in connection with the transaction contemplated by this Agreement."

         (c) The definition of "Default Rate" appearing in Section 1.14 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "1.14 DEFAULT RATE shall mean the rate of interest which is three percent (3%) above the then applicable rate under the Notes, or if there is no then applicable rate, the default rate of interest shall be a matter of interest equal to the Prime Rate plus three percent (3%)."

         (d) The definition of "Eligible Inventory" appearing in Section 1.18 of the Agreement, subsection (k) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

                           "(k) Which is fully prepaid, in transit Inventory not yet received by Borrower UNLESS: (i) the period during which such Inventory is in transit does not exceed ninety (90) days; and (ii) (x) title to such Inventory has passed to Borrower, and so long as such Inventory is adequately insured to the reasonable satisfaction of Agent and Agent is loss payee on such insurance, with an aggregate value not in excess of $5,000,000.00 at any one time (when taken together with the Inventory described in subsection (y) hereof), or (y) such Inventory is prepaid, in transit but not yet received and Borrower has delivered a letter of credit to Agent in respect of such Inventory in form and substance reasonably satisfactory to Agent and Borrower has insured such Inventory in accordance with subsection (x) above, with an aggregate value for such Inventory not in excess of $5,000,000.00 at any one time (when taken together with the Inventory described in subsection (x) hereof)."

         (e) The definitions of "LIBOR Rate," "LIBOR Rate Loan," "Interest Determination Date" and "Interest Period," each pertaining to the LIBOR pricing option and appearing in Sections 1.25, 1.26, 1.35, 1.36 and 1.37 of the Agreement, shall be eliminated in their entirety and the following language shall be inserted in lieu thereof: "[Intentionally Omitted]," in each such Section, respectively.

         (f) The following shall be added to the end of the definition of "Obligations" appearing in Section 1.43 of the Agreement:

                           "Without in any way limiting the generality of the foregoing, "Obligations" shall include any and all obligations of Borrower and/or Guarantor, or any one or more of them, to Lenders, or any one or more of them, pursuant to any credit card relationship, Borrower, Guarantor and each of Lenders specifically agreeing that in no event will it permit the aggregate amount of such credit card obligations to any Lender to exceed Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000.00)."

         (g) The definition of "Reserve" appearing in Section 1.53 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "1.53 RESERVE shall mean that portion of the Borrowing Base which is designated in the sole discretion of Agent as a reserve for inventory located on real property leased by Borrower and for which a landlord waiver and consent agreement has not been executed pursuant to Section 5.19 herein. As of this date hereof until further written notice to Borrower from Agent, the Reserve amount shall mean an amount equal to the aggregate total of the base rental payments due for each of the foregoing locations for a period of two (2) months; provided, however, that upon Borrower's request, Agent may adjust the amount of the Reserve in the exercise of its commercially reasonable discretion based upon legal opinions issued in favor of Agent in respect of a landlord's legal rights pertaining to any of Borrower's Inventory located in a leased facility for which no landlord waiver and consent agreement has been executed."

         (h) The definition of "Retail Inventory" appearing in Section 1.54 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "1.54 RETAIL INVENTORY shall mean that portion of Eligible Inventory which is located at any retail location operated by Borrower. In addition to the exclusions set forth in Section 1.18 hereof, the aggregate value of Retail Inventory shall, for purposes of determining the amount which can be borrowed under the Revolving Loan, be reduced by (a) any intercompany mark-up or profit margin, and (b) a factor of two and one-half percent (2 1/2%) to reserve for shrinkage and damaged or obsolete Retail Inventory."

SECTION 3. AMENDMENT TO THE REVOLVING CREDIT FACILITY.

         (a) Section 2.1(c) of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "(c) Advances under the Revolving Loan Note shall be made pursuant to Borrower's written or telephonic request therefor, given by Borrower to Agent on the same Business Day of a proposed Revolving Credit Borrowing, stating the date of the requested borrowing, the amount of the requested Advance and the total amount to be borrowed. For all purposes relating to Advances hereunder, Stores shall be the agent of Borrower, and Agent shall not be obligated to accept direction from any other Borrower with respect to any Advance until Agent shall have received written notice to that effect. No written request for an Advance shall become effective until actually received by Agent. The Agent shall give each Lender reasonably prompt notice by telecopier or verbal notice not later than 12:00 noon (Cleveland, Ohio time) on the Business Day immediately preceding the requested date of the proposed Advance."

         (b) Section 2.1(d) of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "(d) Borrower undertakes and agrees to pay to Agent, for the benefit of Lenders, on the first day of each calendar month interest on the amount outstanding under such Lender's Revolving Loan Note, at an annual rate based upon a year of three hundred sixty-five
                                   (365) days, with respect to each Advance to be determined as follows:

                                   (i)   From the date hereof through and
                                         including July 31, 2001, a rate per
                                         annum based on the Prime Rate plus one
                                         percent (1%), and at all times
                                         thereafter at a rate per annum based
                                         upon the Prime Rate plus three percent
                                         (3%).

                                   (ii)  The rate of interest on any Advance
                                         will automatically and immediately
                                         increase or decrease on the day of, and
                                         by an amount equal to, each increase or
                                         decrease in the Prime Rate with no
                                         notice to Borrower.

                                   (iii) Notwithstanding any provision in this
                                         Amendment to the contrary, if an Event
                                         of Default shall have occurred, the
                                         unpaid principal and, to the extent
                                         permitted by law, accrued interest
                                         under the Revolving Loan Note shall
                                         bear interest at the Default Rate until
                                         the Event of Default shall have been
                                         cured with the consent of Agent. Prior
                                         to maturity, if any payment of
                                         principal or interest is ten (10) or
                                         more days past due, Borrower shall pay
                                         a late fee of an amount equal to the
                                         lesser of five percent (5%) of such
                                         payment or Two Hundred Fifty Dollars
                                         ($250.00)."

SECTION 4. AMENDMENT TO THE LETTER OF CREDIT FACILITY.

         (a) The number "Twenty Five Million Dollars ($25,000,000)" appearing in Section 2.2(a)(x) of the Agreement shall be deleted and the number "Twenty Million Dollars ($20,000,000)" shall be inserted in lieu thereof.

         (b) The last sentence appearing in Section 2.2(b) of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "Notwithstanding anything to the contrary set forth in this Amendment, in no event shall the maturity date of any Letter of Credit issued by the Letter of Credit Lender extend beyond December 31, 2001."

SECTION 5. AMENDMENT TO THE TERM LOAN.

         Section 2.3(d)(i) through (iv) shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "(d) Borrower undertakes and agrees to pay to Agent on the first day of each calendar month interest on the principal amount outstanding under the Term Loan Note at an annual interest rate of twenty-five percent (25%) based upon a year of three hundred sixty-five (365) days. Notwithstanding any provision in this Amendment to the contrary, if an Event of Default shall have occurred, the unpaid principal and, to the extent permitted by law, accrued interest under the Term Loan Note shall bear interest at the Default Rate until the Event of Default shall have been cured with the consent of Agent. Prior to maturity, if any payment of principal or interest is ten (10) or more days past due, Borrower shall pay a late fee of an amount equal to the lesser of five percent (5%) of such payment or Two Hundred Fifty Dollars ($250.00)."

SECTION 6. AMENDMENTS TO APPLICATION OF PAYMENTS.

         Section 2.6(a) of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                           "(a) APPLICATION OF PAYMENTS. The funds so distributed to each Lender shall in each case be applied by such Lender in accordance with the terms of this Agreement. Prior to the occurrence and continuation of an Event of Default, all funds received hereunder shall be applied: (i) first, to the payment of any accrued and unpaid interest and fees, in that order on an invoice by invoice basis in the order of their respective due dates, until paid in full, (ii) second, to late charges until paid in full, (iii) third, to Related Expenses until paid in full, (iv) fourth, to the outstanding principal amount of any Revolving Credit Advances in such order as the Agent may choose in its sole discretion, (v) fifth, to the extent there are not outstanding Revolving Credit Advances, to the principal amount of any Advance comprising any Term Borrowing which is due on the next Repayment Date, (vi) sixth, to the extent there are not outstanding Revolving Credit Advances, to the outstanding principal amount of any Advance comprising any Term Borrowing in the inverse order of maturity or in such order as the Agent may choose in its reasonable discretion and (vii) to any other Obligations of Borrower hereunder. Upon the occurrence and during the continuation of an

                           Event of Default, each Lender shall apply any amounts received by it in such manner and order as the Agent, in its sole discretion, elects."

SECTION 7. AMENDMENT TO COLLATERAL REPORTING.

         Section 5.4(d) of the Agreement shall be renumbered 5.4(e) and the following shall be inserted in the Agreement as new Section 5.4(d):

                           "(d) Daily, a Borrowing Base Certificate in the form of ANNEX 2 attached hereto and incorporated herein by reference; provided, however, that Inventory shall be adjusted on a weekly basis."

SECTION 8. AMENDMENT TO FINANCIAL COVENANTS.

         Section 5.15 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "5.15 FINANCIAL COVENANTS. Maintain the following financial covenants:

                           (a) Tangible Net Worth as follows: At all times equal to or exceeding Forty-Five Million Dollars ($45,000,000.00) and increasing each calendar quarter thereafter (on a cumulative basis) in the amount equal to sixty-five percent (65%) of the net income, after taxes, of Borrower, if positive. This covenant shall be tested quarterly.

                           (b) [Intentionally deleted].

                           (c) A Debt Service Ratio at all times not less than
                           1.00 to 1.00. This covenant shall be tested on February 2, 2002 and quarterly thereafter on a rolling four (4) quarter basis.

                           (d) [Intentionally deleted].

                           (e) Achievement of plan as follows: (x) as of May 5, 2001, achieve financial performance that equals or exceeds ninety-five percent (95%) of Borrower's projected performance for the period ending May 5, 2001, as set forth in those certain monthly net income projections dated May 25, 2001 for the twelve
                           (12) month period commencing February, 2001 and ending February, 2002 and attached hereto as ANNEX 3 (as adjusted for fees and interest rate modifications included in this Amendment, the "Projections"); and
                           (y) at all times
                           after May 5, 2001, achieve and maintain financial performance that equals or exceeds one hundred percent (100%) of the Projections as determined at the end of each fiscal quarter; it being specifically agreed that for purposes of calculating such net income projections and Borrower's achievement of the Projections, extraordinary income events shall be specifically excluded and extraordinary losses shall be specifically included; provided, further, that Borrower shall deliver updated Projections on or before the end of each fiscal year for the following fiscal year.

                           (f) Borrowing availability as follows: maintain collateral availability of not less than ninety percent (90%) of projected availability as set forth in those certain collateral availability projections attached hereto as ANNEX 4 (the "Availability Projections"), such Availability Projections to be tested monthly and to be updated on an annual basis on or before the end of each fiscal year at all times during the term of this Agreement in form and substance satisfactory to Agent;

                           (g) Consummation and funding of a minimum investment of $10,000,000.00 of subordinated capital into Borrower upon terms and conditions acceptable to Agent and Lenders (including, without limitation, acceptable terms and conditions relating to standstill and blockage rights) on or before September 1, 2001, or consummation and funding of a full refinancing of the Revolving Credit Facility with another lending institution on or before September 1, 2001."

SECTION 9. AMENDMENT TO MAINTENANCE OF AGENT ACCOUNTS.

         Section 5.16 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu of thereof:

                           5.16 MAINTENANCE OF AGENT ACCOUNTS. Except as otherwise agreed from time to time, concentrate all of its depository accounts with Agent, including, without limitation, all demand deposit, lock box, time deposit, concentration and zero balance accounts except, however, certain accounts necessary for the operation of its retail locations need not be maintained at the Agent provided blocked account agreements have been delivered by such financial institutions executed in favor of Agent in form and substance acceptable to Agent (each a "Blocked Account Agreement"). Borrower shall provide Agent with a power of attorney with respect to each such account. Borrower further agrees to cause each Guarantor to concentrate all of its depository accounts with Agent, including without limitation, all demand deposit, lock box, time deposit, concentration and zero balance accounts. Borrower shall also cause each Guarantor to provide Agent with a power of attorney with respect to each such account." Borrower further acknowledges and agrees that all collections and proceeds of the sale of assets (including credit card collections) shall be deposited in an account with Agent or an account within another financial institution provided such account is subject to a Blocked Account Agreement."

SECTION 10. AMENDMENT TO CAPITAL EXPENDITURE COVENANT.

         Section 6.13 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "6.13 CAPITAL EXPENDITURES. Borrower shall not expend funds or accrue expense for any machinery, equipment, real or personal property or any other type of property including leasehold improvements, whether through direct purchases and capitalized lease obligations, in excess of aggregate amount not to exceed fifty percent (50%) of EBITDA in any fiscal year, and (ii) Seven Hundred Thousand Dollars ($700,000.00) to fixture and equip each new retail location. The capital expense limits contained herein are subject to the continued compliance by Borrower (prior to and after giving effect to the expenditure) with the covenants and obligations herein. Borrower shall be permitted to carry-forward as an additional capital expense allowance the amount of any unexpended portion of the capital expense limitation from the immediately preceding calendar year which had been designated for scheduled capital expenditures during such calendar year."

SECTION 11. AMENDMENT TO SERVICE CHARGES.

         Section 8 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "SECTION 8. SERVICE CHARGES. In addition to the principal and interest on the Loans and the reimbursement of expenses to Agent pursuant to this Amendment, Borrower shall pay to (i) Agent, for the benefit of Lenders, an annual facility fee of three-eighths of one percent (3/8%) of the unused portion of the Revolving Loan (determined at the end of each fiscal quarter based upon the average daily balance outstanding {which for this purpose shall include amounts reserved for drawings under outstanding Letters of Credit} under the Revolving Loan Note during the preceding quarter) payable quarterly in arrears; (ii) Agent, for the benefit of the Lenders, a negotiation commission of (x) two percent (2%) of the stated amount of any Standby Letter of Credit issued pursuant hereto or (y) one percent (1%) of the stated amount of any Commercial or Documentary Letters of Credit issued pursuant hereto, payable quarterly in arrears based upon the Letters of Credit negotiated in the previous quarter, plus an issuance fee of Sixty-Five Dollars ($65.00) for each such Letter of Credit; provided further that (x) all such fees shall be payable in full within ten (10) days of a billing from Agent in respect thereof, and (y) a Letter of Credit Lender shall be permitted to alter the Letter of Credit issuance fee stated herein at such time as such Letter of Credit Lender is changing its fees generally charged its customers, and shall give notice to Borrower thereof, (iii) to Agent for its own account, a collateral monitoring fee of $3,000.00 per month which shall include the cost of quarterly audits but shall exclude out of pocket expenses which shall be paid in addition to the foregoing monthly fee, and (iv) the cost of quarterly net cost liquidation value appraisals of Inventory by an appraiser acceptable to Lenders."

SECTION 12. AMENDMENT TO EVENTS OF DEFAULT.

         The first sentence of Section 10.1 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "The following shall constitute Events of Default under this Agreement, it being agreed that time is of the essence hereof:
                  (a) failure of the Borrower to pay when due any of the Obligations; (b) failure of the Borrower and/or Guarantor to observe or perform any covenant contained in this Agreement or in any other Loan Document; (c) discovery that any representation or warranty at any time made by the Borrower and/or Guarantor to the Agent in this Agreement or in any Loan Document (including documents and materials delivered to the Agent for the purpose of obtaining the Loans) is, untrue or misleading in any material respect at the time made; (d) suspension by the Borrower and/or Guarantor of the operation of its present business, or the insolvency of the Borrower and/or Guarantor, or the inability of the Borrower and/or Guarantor to meet its debts as they mature, or its admission in writing to such effect, or its calling any meeting of all or any of its creditors or committing any act of bankruptcy, or the filing by or against the Borrower and/or Guarantor of any petition under any provision of the Bankruptcy Act, as amended, or the entry of any judgment or filing of any lien against the Borrower and/or Guarantor; and (e) the occurrence of any material adverse change in the condition of Borrower, any Guarantor or any of the Collateral."

SECTION 13. CONDITIONS PRECEDENT.

         Borrower hereby acknowledges and agrees that the effectiveness of this Amendment is subject to the receipt by Agent, on or prior to the date hereof, of the following items and such other documents as Agent may reasonably request in connection with this Amendment and the transactions contemplated hereby:

                  1. Receipt of all necessary consents and approvals to the financing evidenced hereby by all appropriate and interested parties.

                  2. Satisfactory completion of due diligence, including collateral examinations, appraisals of Inventory and UCC-11 lien searches.

                  3. Delivery of a certified Borrowing Base certificate satisfactory to Agent and Lenders.

                  4. Delivery of this Amendment to Agent and Lenders and each of the further agreements, documents, certificates and instruments contemplated hereby.

                  5. Delivery of a Warrant Agreement executed by Mazel Stores, Inc. in favor of Agent and Lenders in the form of ANNEX 5 hereto.

                  6. Delivery of copies of all material documents and agreements pertaining to or in respect of transactions or events which would affect the capital structure of Borrower, including, without limitation, transactions or events resulting in changes in equity ownership interests, conversion of debt to equity or the granting and/or exercise of options or warrants for the capital stock of Borrower (or any of them).

                  7. Delivery of a Perfection Certificate executed by Borrower in favor of Agent in the form of ANNEX 6 hereto.

                  8. Delivery of legal opinions of counsel to Borrower and Guarantors reasonably satisfactory in form and substance to Agent and its counsel, including, without limitation, with respect to the enforceability and perfection of the security interests.

                  9. Delivery of Certificates of Good Standing, Certified Articles of Incorporation, By-Laws and Authorizing Resolutions for Borrower and each Guarantor in form and substance acceptable to Agent and Lenders.

                  10. Receipt of all other information (financial or otherwise) requested by Agent and Lenders in form and substance reasonably satisfactory to Agent and Lenders.

                  11. Verification that all financing statements and notices as may be necessary for Agent to perfect its security interest in the Collateral for itself and for the benefit of Lenders and Agent have been filed or given in order to assure its first-priority status therein.

                  12. Verification of no material misstatements in or omissions from the materials previously furnished to Agent for its review. Agent must be satisfied that any financial statements delivered to it fairly present the business and financial condition of Borrower and its subsidiaries and each Guarantor, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of Borrower, its subsidiaries or any Guarantor since the date of the most recent financial information delivered to Agent.

                  13. The absence of any litigation or other proceeding the result of which might have a material adverse effect on Borrower or any of its subsidiaries or any Guarantor.

                  14. The absence of any default of any material contract or agreement of Borrower or any of its subsidiaries or any Guarantor.

                  15. The absence of any material adverse change in the condition (financial or otherwise), operations, assets, income and/or prospects of Borrower or any of its subsidiaries or any Guarantor.

                  16. The absence of any material changes in governmental regulations or policies affecting Borrower, any of its subsidiaries, any Guarantor or Agent or Lenders.

SECTION 14. FEES, EXPENSES AND WARRANTS.

         In consideration of the modifications set forth herein, Borrower shall pay to Lenders at closing a Closing Fee in the amount of one-half of one percent (0.50%) of the aggregate amount of the Commitments of Lenders identified on ANNEX 1-B attached hereto. In addition, Borrower shall pay to Lenders on July 1, 2001 a fee of one-half of one percent (0.50%) of the aggregate amount of the Commitments of Lenders set forth in ANNEX 1-B if Borrower has failed to obtain a firm commitment to (A) refinance the Revolving Credit Facility on or before August 1, 2001, or (B) fund an investment of subordinated capital in Borrower in an amount not less than $10,000,000 upon terms and conditions satisfactory to Agent and Lenders. Effective July 1, 2001, Borrower shall also issue warrants to Lenders at a nominal rate of ($0.01) per warrant share equal to ten percent (10%) of the issued and outstanding shares of Mazel Stores, Inc. (the "Warrants") which shall be exercisable by Lenders or their assigns only if neither of the events described in Subsections (A) and (B) above have occurred prior to or on September 1, 2001. The Warrants shall have a ten (10) year maturity. Notwithstanding the foregoing, the Warrants may be reduced by ten percent (10%) of the Warrant Shares (as defined in the Warrant Agreement (as defined below)) for each $1,000,000 of subordinated capital raised by Borrower on terms and conditions reasonably satisfactory to Agent and Lenders (including without limitation satisfactory terms and conditions relating to standstill and blockage rights) prior to September 1, 2001 if such amount is equal to or less than $10,000,000. The specific terms and conditions pertaining to the Warrants shall be evidenced by a Warrant Agreement to be executed by Borrower at closing, with an effective date of July 1, 2001, in the form attached hereto as ANNEX 5 (THE "WARRANT AGREEMENT"). In addition to the foregoing, Borrower shall also pay all out-of-pocket fees and expenses incurred by Agent and Lenders in connection with the preparation, negotiation, execution and delivery of this Amendment and the agreements, documents and instruments executed in connection therewith, including, without limitation, legal fees and other costs and expenses of Agent and Lenders.

SECTION 15. REFERENCES.

         On and after the Effective Date of this Amendment each reference in the Original Agreement to "this Agreement", "hereunder", "hereof", "thereof" and each reference to the Original Agreement in any of the other Loan Documents shall mean and refer to the Original Agreement, as amended by this Amendment. All references to exhibits, schedules or annexes in the Original Agreement shall be deemed to refer to the exhibits, schedules or annexes attached hereto. The Original Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby and in all respects ratified and confirmed. Except as amended by this Amendment, all of the terms, conditions and provisions of the Original Agreement are incorporated herein by reference and Borrower agrees to be bound by all of the terms and conditions of the Original Agreement as amended by this Amendment. The Loan Documents executed in connection with the Original Agreement shall remain in full force and effect in all respects as if the unpaid balance of the principal outstanding, together with interest accrued thereon, had originally been payable and secured as provided for therein, as amended from time to time and as modified by this Amendment. Nothing herein shall affect or impair any rights and powers which Lenders may have under the Original Agreement and any and all related Loan Documents. All capitalized terms not otherwise defined herein shall have the meanings set forth with respect thereto in the Original Agreement.

SECTION 16. APPLICABLE LAW.

         This Amendment shall be deemed to be a contract under the laws of the State of Ohio, and for all purposes shall be construed in accordance with the laws of the State of Ohio.

SECTION 17. COUNTERPARTS; CONFLICTS.

         This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any one of the parties hereby may execute this Amendment by signing any such counterpart. In the event of any ambiguity of conflict between the terms, conditions, or provisions of the Original Agreement and this Amendment, the terms, conditions and provisions of this Amendment will control.

SECTION 18. EFFECTIVE DATE.

         This Amendment shall be effective as of June _______, 2001 ("Effective Date").

SECTION 19. ADDITIONAL PROVISIONS.

         A. CONFIRMATION OF LOAN DOCUMENTS, SECURITY INTERESTS AND LIENS. Except as expressly modified and amended by the terms of this Amendment, all of the other terms and conditions of the Original Agreement and all other agreements, documents and instruments executed in connection therewith or herewith (collectively, the "Loan Documents") remain in full force and effect and are hereby ratified, confirmed and approved. Borrower (i) reaffirms, ratifies, and confirms that the security interests, and liens granted to Agent and Lenders in the Collateral securing the Obligations (each of the foregoing capitalized terms as defined in the Original Agreement) remain first and valid liens therein, (b) acknowledges and agrees that any and all collateral security heretofore, simultaneously herewith or hereafter granted to Agent and/or Lenders by Borrower shall secure all of Borrower's present and future indebtedness (including the Obligations) to Agent and Lenders, and (c) further represents and warrants that as of the date hereof, there are no claims, set-offs or defenses to Agent and/or Lenders' exercise of any rights or remedies available to Agent and each Lender as a creditor in realizing upon the Collateral under the terms and conditions of this Amendment, the Loan Documents and applicable law. Borrower has not assigned any claim, set-off or defense to any person, individual, or entity. If there is an express conflict between the terms of this Amendment and the terms of the Loan Documents, the terms of this Amendment shall control.

         B. RELATED EXPENSES. In addition to the fees and expenses required under Section 8 of the Original Agreement, as amended hereby, Borrower also agrees that Borrower's obligations and liabilities to Agent and Lenders shall include all Related Expenses. For the purposes of this Amendment, "Related Expenses" means any and all costs, liabilities, and expenses (including without limitation, losses, damages, penalties, claims, actions, attorney's fees, legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Agent or Lenders in connection with the Obligations, the Loan Documents or in any attempt by Agent or Lenders (subject to any limitations set forth herein):

            (a) to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Amendment and the Loan Documents, or (ii) any other pledge agreement, mortgage deed, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by Borrower or any Guarantor to or in favor of Agent and/or Lenders;

            (b) to obtain payment, performance, and observance of any and all of Borrower's obligations and liabilities to Agent and Lenders, including, without limitation, the Obligations;

            (c) to maintain, insure, audit, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower or the Collateral;

            (d) incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in the Revolving Credit Note, but in no event greater than the highest rate permitted by law.

         C. SALE OF THE COLLATERAL. Upon and after the occurrence of an Event of Default, Agent shall be permitted to sell, lease or otherwise dispose of the Collateral in accordance with the terms of the Loan Documents and applicable law. Borrower and Guarantors hereby consent and agree to such sale, lease or other disposition of the Collateral by Agent. Borrower and the Guarantors hereby waive, renounce and forever relinquish all rights to notice prior to disposition of the Collateral required by the Loan Documents, and all rights that are waivable under Article 9 of the Uniform Commercial Code, as enacted in any applicable state (and similar provisions of any applicable law of any other jurisdiction), whether such rights are waivable before or after default, including, without limitation, those rights with respect to the compulsory disposition of collateral and with respect to redemption of collateral, and the right to notice of any disposition of the Collateral. Borrower and Guarantors further waive and forever relinquish any and every right of redemption, including any statutory right of redemption, any equitable right of redemption, and any other right of redemption that may exist. This paragraph and the irrevocable waivers contained herein shall survive the termination of this Amendment and the Loan Documents.

         D. AGENT'S ACTIONS; COOPERATION. Upon surrender of the Collateral to Agent, Agent will dispose of the Collateral in a commercially reasonable manner. Borrower and the Guarantors agree to cooperate fully with Agent in facilitating the disposition of the Collateral, including (i) granting Agent the right to take possession of any premises operated by Borrower for purposes of changing locks, securing the Collateral and conducting sale of the Collateral, and (ii) providing any information and, upon Agent's request, executing any documents necessary to place title to the Collateral or any portion thereof in Agent.

         E. COOPERATION OF BORROWER AND GUARANTORS. Borrower and Guarantors shall take any and all actions of any kind or nature whatsoever, either directly or indirectly, that are necessary to prevent Agent and each Lender from suffering a loss with respect to the Obligations, the Collateral or of any rights or remedies of Agent or any Lender with respect to the Obligations, the Loan Documents or this Amendment in the Event of a Default. Borrower nor any Guarantor shall enter into any agreements with any creditors other than Agent that might impair Borrower's ability to perform under this Amendment or the Loan Documents, it being specifically agreed by Borrower that Borrower shall promptly provide Agent with copies of any and all such agreements that Borrower has entered into before the date of this Amendment and any agreements with any other creditor that may constitute an agreement that Borrower may enter into during the term hereof.

         F. REMEDIES. In addition to any and all remedies available under the Loan Documents, Borrower and each Guarantor agrees that immediately upon the occurrence of an Event of Default, and notwithstanding anything to the contrary set forth herein, Agent shall have the rights and remedies set forth in the Loan Documents and in any other document previously, now or hereafter executed and delivered to Agent by Borrower in connection with the Loan Documents, the rights and remedies contained in this Amendment, and all rights and remedies existing under applicable law. All rights and remedies shall be cumulative and not exclusive, and Agent shall have the right to exercise any and all other rights and remedies which may be available. Any action by Agent against any property or party shall not serve to release or discharge any other security, property or person in connection with this transaction. In addition to any other rights and remedies which may be available, Agent may, in its sole discretion: (i) enter, with or without process of law, any premises where the Collateral or the books and records of Borrower related thereto are or may be located, and without charge or liability to Agent therefore, seize and remove the Collateral and books and records in any way relating to the Collateral from such premises and/or remain upon the premises and use the same (together with said books and records) for the purpose of collecting, preparing and/or disposing of the Collateral; (ii) sell or otherwise dispose of the Collateral at public or private sale for cash or credit; (iii) in the event that Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Amendment or the Loan Documents, obtain temporary and permanent injunctive relief without the necessity of proving irreparable injury, and without the necessity of posting a bond or other security, it being expressly recognized and agreed that no remedy at law will provide adequate relief to Lender under such circumstances.

         Upon the occurrence of an Event of Default and at all times thereafter, Agent, without the necessity of obtaining any prior approval of any court, shall be entitled to (a) terminate all advances or other extensions of credit; (b) return any and all checks drawn against Borrower's account at Agent or any Lender, upon payment of all checks issued prior to the occurrence of such Event of Default; (c) apply all funds in Borrower's account at Agent, any Lender or any other financial institution that has executed a Blocked Account Agreement in favor of Agent to liability; and (d) exercise in respect of any Collateral it may hold all rights and remedies of the secured creditor available to it under applicable laws, and Agent shall also be entitled to exercise all rights and remedies available to Agent as a creditor generally, including, without limitation, all remedies available to Agent under the Loan Documents, as well as rights and remedies available to Agent at law or in equity. All of its rights and remedies shall be cumulative. No failure or delay on the part of Agent in exercising the power, right or remedy under any of the Loan Documents shall operate as a waiver thereof, and no single or partial release of any such power, right or remedy shall preclude any further exercise thereof or the exercise of any other party, right or remedy.

         No provision of or exercise of any rights under this Section shall limit the right of any party to exercise self help remedies such as setoff, collection of rents, to foreclose against any real or personal property collateral, or to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration. At Agent's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure. The institution and maintenance of an action for judicial relief or pursuit of provisional ancillary remedies or exercise of self help remedies shall not constitute a waiver of the controversy or claim to arbitration.

         G. WAIVER AND RELEASE OF ALL CLAIMS AND DEFENSES. All defenses and claims of every kind or nature, whether existing by virtue of state, federal, or local law, by agreement or otherwise, against Agent or any Lender, the Obligations, or the Collateral, whether previously or now existing or arising out of or related to any transaction or dealings between Agent, Lenders and Borrower or Agent, Lenders and any Guarantor or any of them, which Borrower or Guarantors or any of them may have or may have made at any time up through and including the date of this Amendment, are hereby forever waived, relinquished, discharged and released against the Obligations, the Collateral, and Agent, Lenders, their successors, assigns, directors, officers, shareholders, agents, employees and attorneys, including, without limitation, any affirmative defenses, counterclaims, setoffs, deductions or recoupments, by Borrower, Guarantors and all of their representatives, successors, assigns, agents, employees, officers, directors and heirs. All defenses and claims of every kind or nature, whether existing by virtue of state, federal, or local law, by agreement or otherwise, against Agent, whether previously or now existing or arising out of or related to any transaction or dealings between Agent, Lenders and Borrower or Agent, Lenders and any Guarantor or any of them, which any Lender may have or may have made at any time up through and including the date of this Amendment, are hereby forever waived, relinquished, discharged and released against the Agent and its successors, assigns, directors, officers, shareholders, agents, employees and attorneys, including, without limitation, any affirmative defenses, counterclaims, setoffs, deductions or recoupments, by any Lender and all of its representatives, successors, assigns, agents, employees, officers, directors and heirs. By way of illustration but not limitation, "Claims" includes all debts, demands, actions, causes of action, suits, dues, sums of money, accounts, bonds, warranties, covenants, contracts, controversies, promises, agreements or obligations of any kind, type or description, and any other claim or demand of any nature whatsoever, whether known or unknown, accrued or unaccrued, disputed or undisputed, liquidated or contingent, in contract, tort, at law or in equity, any of them ever had, claimed to have, now has, or shall or may have. Nothing contained in this Amendment prevents enforcement of this release.

         H. INDEMNIFICATION. In addition to any other obligations of indemnification, Borrower and Guarantors hereby jointly and severally assume responsibility and liability for, and hereby hold harmless and indemnify Agent and Lenders from and against, any and all, by way of example but without limitation, liabilities, demands, obligations, injuries, costs, damages (direct, indirect or consequential), awards, loss of interest, principal or any portion of the Indebtedness, charges, expenses, payments of money and reasonable attorneys, fees, incurred or suffered, directly or indirectly, by Agent or Lenders or asserted against Agent or Lenders, by any person or entity whatsoever, including Borrower and Guarantors or any of them, arising out of this Amendment, or any document executed in connection herewith, or the relationship between or among the parties hereto, or the exercise of any right or remedy, including the realization, disposition or sale of the Collateral, or any portion thereof, or the exercise of any right in connection therewith, for which Agent or Lenders may be liable, for any reason whatsoever except for Agents or Lenders own acts of gross negligence.

         I. WAIVER OF CONTRIBUTION RIGHTS. Borrower and each Guarantor waives any claim or other right which any of them may have or hereafter acquire against one another or any other person that is primarily or contingently liable on the Obligations, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification and any right to participation in any claim or remedy of Agent or Lenders against Borrower, any Guarantor or any collateral security therefore.

         J. CONSENT TO RELIEF FROM AUTOMATIC STAY. Borrower and each Guarantor hereby agrees that if they, individually or jointly, shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the United States Code, as amended, (ii) be the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (iv) seek consent to or acquiesce in the appointment of any trustee, receiver, conservator, or liquidator, (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against Borrower or any of Guarantor for any reorganization, arrangement, composition, readjustment, liquidation, dissolutionment, or similar relief under any present or future federal or state act or law relating to bankruptcy and insolvency, or relief for debtors, Agent shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the United States Code, as amended, or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of the rights and remedies otherwise available to Agent under the terms of this Amendment and the Loan Documents. Borrower agrees that upon the occurrence of an Event of Default hereunder or under the Loan Documents Agent shall be entitled to and Borrower hereby consents to the appointment of a receiver for the Collateral under Ohio law or under any other applicable law in any other court of appropriate jurisdiction.

         K. INDULGENCE; MODIFICATIONS. No delay or failure of Agent or Lenders to exercise any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and Lenders hereunder are cumulative and are not exclusive of any rights or remedies which Lender would otherwise have except as modified herein. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Amendment or the Loan Documents, nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by or on behalf of Agent.

         L. POWER OF ATTORNEY. Borrower and Guarantors do hereby irrevocably constitute and appoint Agent its or his true and lawful attorney-in-fact for it or him, in its or his name, place and stead, with full power of delegation and substitution, to make, execute, deliver any and all instruments, papers and documents, which shall become necessary, proper, convenient or desirable to further evidence perfection of Agent's liens against, or to liquidate any of, the Collateral, including, without limitation, the right to supply any necessary endorsement for any instrument or in connection with the Warrant Agreement.

         M. REVERSAL OF PAYMENTS. If Agent or any Lender receives any payments or proceeds of Collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid to a trustee, debtor-in-possession, receiver or any other party under any bankruptcy law, common law, equitable cause or otherwise, then, to such extent, the obligations or part thereof intended to be satisfied by such payments or proceeds shall be reserved and continue as if such payments or proceeds had not been received by Agent or such Lender.

SECTION 20. MISCELLANEOUS.

         A. In consideration of this Amendment, Borrower hereby releases and discharges Agent and Lenders and their shareholders, directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, demands, liability and causes of action whatsoever, now known or unknown, arising prior to the Effective Date of this Amendment out of or in any way related to the extension or administration of the obligations, liabilities, and indebtedness of Borrower to Agent and Lenders, the Original Agreement or any mortgage or security interest related thereto or any other Loan Document.

         B. Borrower, Agent and Lenders hereby agree to extend all liens and security interests securing the obligations, liabilities, and indebtedness of Borrower to Agent and Lenders, until said obligations, liabilities, and indebtedness, as modified herein, and any and all related promissory notes have been fully paid. The parties hereto further agree that this Amendment shall in no manner affect or impair the liens and security interests evidenced by the Original Agreement and/or any other instruments evidencing, securing or related to the obligations, liabilities, and indebtedness. Borrower hereby acknowledges that all liens and security interests securing the obligations, liabilities, and indebtedness of Borrower to Lenders are valid and subsisting.

         C. Borrower covenants and agrees (i) to pay the balance of any principal, together with all accrued interest, as specified above in connection with any promissory note executed and evidencing any indebtedness incurred in connection with the Original Agreement, as modified by this Amendment, and (ii) to perform and observe covenants, agreements, stipulations and conditions on its part to be performed hereunder or under the Original Agreement as amended by this Agreement and all other related Loan Documents executed in connection herewith or therewith.

         D. Borrower hereby declares and certifies to Lenders that as of the Effective Date of this Amendment, no Event of Default exists under the Original Agreement, as amended by this Amendment, nor shall any event have occurred which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

         E. Borrower hereby represents and warrants to Agent and Lenders that
(a) Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officials executing this Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provisions of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; and (d) this Amendment constitutes a valid and binding obligation upon Borrower in every respect.

SECTION 21. MUTUAL WAIVER OF JURY TRIAL.

         AS A SPECIFICALLY BARGAINED INDUCEMENT FOR LENDERS TO EXTEND CREDIT TO BORROWER AND FOR BORROWER TO BORROW FROM LENDERS, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AMENDMENT OR THE OTHER LOAN DOCUMENTS OR ARISING IN ANY WAY FROM THE LOANS OR OTHER OBLIGATIONS UNDER THE LOAN DOCUMENTS.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers.

AGENT,
LETTER OF CREDIT LENDER, AND
LENDER:

    THE PROVIDENT BANK


By:
    --------------------------
    William L. Huffman, Jr.
    Vice President


LENDER:

    NATIONAL CITY BANK                                LASALLE BANK
                                                 NATIONAL ASSOCIATION


By:                                      By:
    -----------------------------            --------------------------------
     Patrick Pastore                         Henry J. Munez
     Vice President                          Assistant Vice President


BORROWER:

       HIA TRADING ASSOCIATES,                       MAZEL STORES, INC.,
       a New York general partnership              a Delaware corporation

By:    ODD-JOB ACQUISITION CORP.,         By:
        a Delaware corporation                 ------------------------------
                                          Name:
                                               ------------------------------
                                          Its:
                                               ------------------------------
By:
       -------------------------------
Name:                                            ODD-JOB ACQUISITION CORP.,
       -------------------------------            a Delaware corporation
Its:
       -------------------------------

                                          By:
                                               ------------------------------
                                          Name:
                                               ------------------------------
                                          Its:
                                               ------------------------------

                                    ANNEX 1-B
                                    ---------

                             COMMITMENTS OF LENDERS
                             ----------------------

The Revolving Credit Commitment of each Lender for the period from and including January 1st of each calendar year to and including April 30th of each calendar year until the Revolving Credit Termination Date shall be as follows:


        =================================================================================================

                  NAME OF              REVOLVING CREDIT          TERM LOAN                 RATABLE
                  LENDER                  COMMITMENT             COMMITMENT                PORTION
        =================================================================================================

            THE PROVIDENT BANK          $25,000,000.00         $2,000,000.00                 50%
        -------------------------------------------------------------------------------------------------

           LASALLE NATIONAL BANK        $12,500,000.00         $1,000,000.00                 25%
                ASSOCIATION
        -------------------------------------------------------------------------------------------------

            NATIONAL CITY BANK          $12,500,000.00         $1,000,000.00                 25%
        -------------------------------------------------------------------------------------------------

                   TOTAL                $50,000,000.00         $4,000,000.00                100%
        =================================================================================================


The Revolving Credit Commitment of each Lender for the period from and including May 1st of each calendar year to and including December 31st of each calendar year until the Revolving Credit Termination Date shall be as follows:



        =================================================================================================

                  NAME OF              REVOLVING CREDIT          TERM LOAN                 RATABLE
                  LENDER                  COMMITMENT             COMMITMENT                PORTION
        =================================================================================================

            THE PROVIDENT BANK          $30,000,000.00         $2,000,000.00                 50%
        -------------------------------------------------------------------------------------------------

           LASALLE NATIONAL BANK        $15,000,000.00         $1,000,000.00                 25%
                ASSOCIATION
        -------------------------------------------------------------------------------------------------

            NATIONAL CITY BANK          $15,000,000.00         $1,000,000.00                 25%
        -------------------------------------------------------------------------------------------------

                   TOTAL                $60,000,000.00         $4,000,000.00                100%
        =================================================================================================

                                     ANNEX 2
                                     -------

                         FORM BORROWING BASE CERTIFICATE
                         -------------------------------

                                     ANNEX 3
                                     -------

                                   PROJECTIONS
                                   -----------

                                     ANNEX 4
                                     -------

                            AVAILABILITY PROJECTIONS
                            ------------------------

                                     ANNEX 5
                                     -------

                            FORM OF WARRANT AGREEMENT
                            -------------------------

                                     ANNEX 6
                                     -------

                         FORM OF PERFECTION CERTIFICATE
                         ------------------------------